                                                                           Exhibit 99.1
FOR IMMEDIATE RELEASE

WMS REPORTS $0.27 DILUTED EPS FOR SEPTEMBER 2008 QUARTER

- Net Income Increases 41% on 14% Revenue Growth to $151 Million -

- Operating Margin Improves 340 Basis Points to 16%
Driven by a 300 Basis Point Increase in Total Gross Margin to 63% -

- Reiterates Fiscal 2009 Revenue Guidance of $712-to-$728 Million or 10%-to-12% Annual
Growth and Initiates Second Quarter Revenue Guidance of $172-to-$178 Million -

Waukegan, Illinois, October 27, 2008 - WMS Industries Inc. (NYSE:WMS), a leader in the design, manufacture and marketing of gaming machines to the global gaming industry, today reported financial results for its fiscal 2009 first quarter ended September 30, 2008.

Fiscal 2009 first quarter highlights:
•	Total revenues increased 14% to a first quarter record of $151 million
•	Global new unit shipments rose 12% to a first quarter record 5,492 units and average selling price improved 4% to a quarterly record $13,331
•	Average installed participation footprint grew 12% to 9,394 gaming machines and by September 30, 2008, the installed base increased 295 units to 9,616 units, or 3%, from June 30, 2008
•	The average daily revenue increased 14% to a record $68.75 per participation unit
•	Gross profit margin rose 300 basis points to 63.1%, primarily reflecting a 240 basis point improvement in product sales gross margin to 50.1%
•	Operating margin increased 340 basis points to 16.1% from 12.7%
•	Net income rose 41% to $15.7 million, or $0.27 per diluted share
•	Cash flow from operations increased 24% to a first quarter record $48 million and total cash, cash equivalents and restricted cash rose to $128 million at September 30, 2008

“WMS’ record fiscal first quarter financial performance underscores the value of our ongoing focus on creating differentiated, high-earning products.  Our 24% increase in first quarter gaming operations revenues and 8% improvement in product sales revenues demonstrate the high player appeal and casino operator appreciation for the value of our products, which is especially important in the face of a slow economy and the challenges in the financial markets,” said Brian R. Gamache, Chairman and Chief Executive Officer.

“In addition to solid revenue growth, our company-wide focus on operational excellence and operating discipline is delivering consistent margin improvements over prior-year periods.  Our progress with this strategy resulted in a 340 basis point year-over-year operating margin improvement.  This success, combined with our focus on improving working capital efficiency, enabled us to generate a first quarter record $48 million in net cash from operating activities.  As a result, we are bolstering our already solid balance sheet, which allows the Company to self-fund ongoing investments to support further innovation, profitable growth and other actions to enhance stockholder value,” added Gamache.

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WMS Industries Reports Fiscal First Quarter Results, 10/27/2008                                                                                                                                   page 2

“WMS’ employees have achieved a well-earned reputation for raising the standard of gaming innovation by combining advanced technologies with the Company’s deep pool of intellectual property to create unique gaming experiences.  Our ‘Culture of Innovation’ is a driving force in our consistent ability to deliver differentiated gaming platforms and category-creating products that lead to increased market penetration.  We look forward to showcasing our next-generational products at the Global Gaming Exposition in Las Vegas, Nevada in mid-November. Our exciting, imaginative products and continued focus on operational efficiency and excellence are key differentiators for WMS and provide confidence for our expectations for continued growth throughout fiscal 2009 and beyond,” said Gamache.

First Quarter Financial Review

Total revenues increased 14% to $151.4 million for the quarter ended September 30, 2008, compared to $132.5 million in the September 30, 2007 quarter.  The following table summarizes the key components related to revenue generation for the three months ended September 30, 2008 and 2007 (in millions, except unit, per unit and per day data):

	Three Months Ended September 30,
	2008	2007
Product Sales Revenues:
New unit sales revenues	$73.2	$62.8
Other product sales revenues	14.0	18.1
Total product sales revenues	$87.2	$80.9

New units sold	5,492	4,894
Average sales price per new unit	$13,331	$12,840

Gross profit on product sales revenues (1)	$43.7	$38.6
Gross margin on product sales revenues (1)	50.1%	47.7%
Gaming Operations Revenues:
Participation revenues	$59.4	$46.3
Other gaming operations revenues	4.8	5.3
Total gaming operations revenues	$64.2	$51.6

WAP games at period end	1,946	1,651
LAP games at period end	2,162	2,321
Stand-alone games at period end	5,508	4,722
Total installed participation base at period end	9,616	8,694

Average participation installed base	9,394	8,351
Average revenue per day per participation machine	$68.75	$60.28

Installed casino-owned daily fee games at period end	792	779
Average casino-owned daily fee games installed base	788	749

Gross profit on gaming operations revenues (1)	$51.9	$41.0
Gross margin on gaming operations revenues (1)	80.8%	79.5%

Total Revenues	$151.4	$132.5
Total Gross Profit (1)	$95.6	$79.6
Total Gross Margin (1)	63.1%	60.1%

(1) As used herein, gross profit and gross margin exclude depreciation expense.

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WMS Industries Reports Fiscal First Quarter Results, 10/27/2008                                                                                                                               page 3

Product sales revenues grew 8% to $87.2 million for the three months ended September 30, 2008, our seasonally low quarter for product sales, compared with $80.9 million in the year-ago period.  New unit sales revenue for the September 2008 quarter grew 17%, reflecting a 12% increase in global unit shipments and a 4% increase in the average selling price of new gaming machines to $13,331.  International new unit shipments increased 17% and North American shipments increased 9%, reflecting the ongoing demand for our high-performing products.  International shipments were 38% of the 5,492 units shipped globally in the September 2008 quarter and 37% of unit shipments in the comparable prior year period.  The year-over-year increase in average selling price of new gaming machines primarily reflects the benefit of a higher sales mix of premium-priced products, including approximately 600 of our new Bluebird®2 server-ready gaming machines.

While revenues from game conversion kit sales increased year over year, total other product sales revenues declined $4.1 million compared to the fiscal 2008 first quarter primarily due to lower sales of lower-margin used gaming machines and parts.  We shipped approximately 1,000 used gaming machines in the September 2008 quarter compared with more than 1,500 used gaming machines in the prior year quarter.  A slight increase in game conversion revenues resulted from a slightly higher average sales price offset by a slightly lower number of kits sold.

Gaming operations revenues grew 24% to $64.2 million in the September 30, 2008 quarter compared with $51.6 million in the year-ago period, reflecting a 12% increase in the average installed base in the September 2008 quarter to 9,394 participation units and a 14% year-over-year increase in the average daily revenue to a record $68.75.  As of September 30, 2008, the installed gaming operations footprint was 9,616 units, representing a 295 unit, or 3%, increase over June 30, 2008.  The installed base for wide-area progressive (WAP) units continued to grow both on a quarterly sequential basis and year over year.  Ongoing success with games on WMS’ Sensory Immersion and Transmissive Reels® gaming platforms continued to drive both strong play levels and incremental unit placements, contributing to the significant revenue gains.  Casino patrons have shown continued preference for WMS’ differentiated WAP games such as The Wizard of Oz™, Top Gun™, Dirty Harry® and Bigger Bang™ Big Event®, while the successful introduction of our innovative new Adaptive Gaming® platform featuring the Star Trek™ series of games has led to further increases in WMS’ installed base of stand-alone participation gaming machines.

Total gross profit, as used herein excluding depreciation expense, increased 20% to $95.6 million for the September 2008 quarter from $79.6 million in the prior year, and total gross margin improved by 300 basis points to 63.1%.  The gross profit margin on product sales revenues increased 240 basis points to 50.1% compared with 47.7% in the year-ago period, and also increased modestly from 49.6% in the June 2008 quarter, despite the seasonal impact of sequentially lower unit shipments.  Our continuing operating improvements and the resulting enhancement in product sales gross margin are primarily due to our lean sigma and strategic sourcing initiatives, coupled with greater sales of premium gaming machines and lower sales of used gaming machines.  Gross margin from gaming operations was 80.8% in the September 2008 quarter, an increase compared with both 79.5% in the prior year period and 80.5% in the June 2008 quarter.

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WMS Industries Reports Fiscal First Quarter Results, 10/27/2008                                                                                                                               page 4

Research and development expenses were $22.0 million in the September 2008 quarter, a $5.2 million increase, or 31% higher than the year ago period, reflecting planned higher spending for expanded product development initiatives.  R&D expenses were 15% of revenues in the September 2008 quarter and were higher than the anticipated annual rate of 13%-to-14%, reflecting the effect of seasonally lower quarterly revenues.

Selling and administrative expenses were $32.2 million for the September 2008 quarter, representing 21% of fiscal first quarter revenues, compared with $27.8 million, or 21% of revenues, for the September 2007 quarter, and declined by $1.9 million on a quarterly sequential basis.  The 16% year-over-year increase in selling and administrative expenses principally reflects higher payroll-related costs associated with WMS’ global growth and improved operating performance and higher bad debt expense.

Depreciation expense for the quarter ended September 30, 2008 was $17.1 million, $1.1 million lower than a year ago, despite the 12%, or 1,043 unit, year-over-year increase in the average number of participation gaming machines in our growing gaming operations business.  Improving capital efficiencies being achieved in the gaming operations business, related to the scheduled rollout of new participation games and increased longevity of gaming machine placements, are contributing to the decline in depreciation expense relative to total revenues.

Cash flow provided by operations increased 24% to a first quarter record $47.9 million in the September 2008 period compared with the $38.6 million generated in the September 2007 quarter.  This fiscal first quarter record primarily reflects the year-over-year increase in net income, as well as ongoing improvement in working capital utilization and increased non-cash charges.  Net cash used in investing activities was essentially flat year over year, reflecting a slight decrease in capital deployed for additions to gaming operations equipment in the September 2008 quarter, offset by slightly higher capital expenditures on property, plant and equipment.  Overall, meaningful improvement has been made in our ability to more effectively manage the capital deployed for additions to our gaming operations equipment.  Adjusted EBITDA climbed 17% to $49.7 million compared with the prior year.

During the September 2008 quarter, the Company repurchased 322,645 shares of its common stock at an average price of $29.80 for a total consideration of approximately $10 million.  The Company has approximately $100 million available under its existing share repurchase authorization.

In aggregate, total cash, cash equivalents and restricted cash increased to $127.5 million as of September 30, 2008, up from $79.7 million a year ago and an increase of $7.9 million from June 30, 2008.

Fiscal 2009 Second Quarter and Annual Revenue Outlook

WMS expects fiscal 2009 second quarter total revenues to range from $172 million to $178 million compared with $159.2 million in the prior year.  This range represents 24%-to-25% of our total fiscal 2009 revenue guidance, which is consistent with the range of fiscal second quarter revenue contributions for the last two fiscal years.  The anticipated year-over-year improvement is expected to be principally driven by continued double-digit growth in gaming operations revenues and higher unit shipments in both North American and international markets, primarily due to the continued appeal of our popular, high-earning products.  The Company’s revenue guidance anticipates that the domestic marketplace will continue to be impacted by the weak economy and slow replacement cycle.

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WMS Industries Reports Fiscal First Quarter Results, 10/27/2008                                                                                                                     page 5

WMS today reiterated its full-year fiscal 2009 revenue outlook of $712-to-$728 million, which reflects the strength of the fiscal first quarter results and the continuing high level of open orders for both for sale and participation gaming machines, while continuing to take into consideration the uncertain economic environment.

WMS’ fiscal 2009 outlook reflects current open orders for more than 12,600 new gaming machines and CPU-NXT® conversion kits, a record level of units at this point in a fiscal year, and over 2,000 new gaming machines and game theme conversions for our gaming operations business, all of which underscore the solid demand for our innovative and high-earning product offerings.

Additionally, the Company continues to anticipate that its quarterly revenue progression will reflect historical seasonal trends, with quarterly revenues increasing sequentially throughout the fiscal year, with the lowest total revenues in the September quarter and the highest total revenues in the June quarter.  The Company routinely reviews its guidance and may update it from time to time based on changes in the market and our operations.

“WMS’ consistent quarter-over-quarter growth in revenues, net income and cash flow from operations is distinguishing the Company from many other companies in this tough economic environment.  The Company’s prospects for continued strong financial performance are fueled by our focus on both product sales and gaming operations revenue growth while simultaneously driving higher operating margins.  With a solid foundation in place, we look forward to further realizing the potential of our business and market position as casinos continue to evolve and adopt the leading-edge products and technologies that WMS is pioneering,” concluded Gamache.

WMS Industries Inc. is hosting a conference call and webcast at 4:30 PM EDT today, Monday, October 27, 2008.  The conference call numbers are 212/231-6014 or 415/904-7350.  To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”).  Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

Product names mentioned in this release are trademarks of WMS, except for the following:

Dirty Harry® & © Warner Bros. Consumer Products Inc.

Star Trek: ™ & © 2008 CBS Studios Inc.  All rights reserved.  Star Trek and related marks are trademarks of CBS Studios Inc.

The Wizard of Oz and all related characters and elements are trademarks of and © Turner Entertainment Co.

Top Gun ™ & © Paramount Pictures Corporation

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WMS Industries Reports Fiscal First Quarter Results, 10/27/2008                                                                                                                               page 6

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies, including legal proceedings, among others.  Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” and “intend,” among others.  These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect.  Consequently, no forward-looking statements may be guaranteed.  Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) a failure to obtain and maintain our gaming licenses and regulatory approvals; (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (5) an adverse impact on play levels of our participation games by casino patrons, a reduction in capital spending or payments by casino customers, or other adverse financial impacts, associated with the substantial economic weakness and uncertainty that adversely affects our customers' and our businesses; (6) cancellation or modification by customers of new gaming machine or participation orders; (7) a software anomaly or fraudulent manipulation of our gaming machines and software; (8) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies; and (9) an  infringement claim seeking to restrict our use of material technologies.  These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2008 and our more recent reports filed with the Securities and Exchange Commission.

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing video and reel-spinning gaming machines, video lottery terminals, and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues.  More information on WMS can be found at www.wms.com.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc.	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

- financial tables follow -

WMS Industries Report Fiscal First Quarter Results, 10/27/2008                                                   page 7

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended September 30, 2008 and 2007
(in millions of U.S. dollars and millions of shares, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2008	2007
REVENUES:
Product sales	$87.2	$80.9
Gaming operations	64.2	51.6
Total revenues	151.4	132.5
COSTS AND EXPENSES:
Cost of product sales (1)	43.5	42.3
Cost of gaming operations (1)	12.3	10.6
Research and development	22.0	16.8
Selling and administrative	32.2	27.8
Depreciation	17.1	18.2
Total costs and expenses	127.1	115.7
OPERATING INCOME	24.3	16.8
Interest expense	(0.9)	(1.0)
Interest and other income, net	1.0	1.1
Income before income taxes	24.4	16.9
Provision for income taxes	8.7	5.8
NET INCOME	$15.7	$11.1
Earnings per share:
Basic	$0.31	$0.22
Diluted	$0.27	$0.19
Weighted-average common shares:
Basic common stock outstanding	49.9	49.8
Diluted common stock and common stock equivalents	60.0	60.8

(1) Cost of product sales and cost of gaming operations exclude the following amounts of depreciation which are included separately in the depreciation line item:

Cost of product sales	$0.9	$0.8
Cost of gaming operations	$13.2	$15.4

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WMS Industries Reports Fiscal First Quarter Results, 10/27/2008                                               page 8

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2008 and June 30, 2008
(in millions of U.S. dollars and millions of shares)

	September 30, 2008	June 30, 2008
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$109.5	$100.8
Restricted cash and cash equivalents	18.0	18.8
Total cash, cash equivalents and restricted cash	127.5	119.6
Accounts receivable, net of allowances of $3.8 and $3.0, respectively	99.7	131.8
Notes receivable, current portion	64.8	66.7
Inventories	60.9	59.9
Deferred income tax assets	7.8	7.3
Other current assets	27.8	28.0
Total current assets	388.5	413.3

NON-CURRENT ASSETS:
Gaming operations equipment, net of accumulated depreciation of $181.7 and $169.9, respectively	75.0	75.4
Property, plant and equipment, net of accumulated depreciation of $76.4 and $72.2, respectively	130.2	125.7
Intangible assets	103.2	106.3
Deferred income tax assets	36.7	34.9
Other assets	19.9	17.1
Total non-current assets	365.0	359.4
TOTAL ASSETS	$753.5	$772.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$42.1	$47.0
Accrued compensation and related benefits	10.0	22.6
Other accrued liabilities	37.5	47.0
Total current liabilities	89.6	116.6

NON-CURRENT LIABILITIES:
Deferred income tax liabilities.	17.9	16.2
Long-term debt	115.0	115.0
Other non-current liabilities	14.3	14.1
Total non-current liabilities	147.2	145.3
Commitments, contingencies and indemnifications	—	—
STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (100.0 shares authorized, 51.0 and 51.0 shares issued, respectively)	25.5	25.5
Additional paid-in capital	298.7	298.1
Retained earnings	219.6	203.9
Accumulated other comprehensive income	3.6	8.1
Treasury stock, at cost (1.0 and 0.8 shares, respectively)	(30.7)	(24.8)
Total stockholders’ equity	516.7	510.8
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$753.5	$772.7

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WMS Industries Reports Fiscal First Quarter Results, 10/27/2008                                                     page 9

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended September 30, 2008 and 2007
 (in millions of U.S. dollars)
(unaudited)

	Three Months Ended September 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$15.7	$11.1
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation	17.1	18.2
Amortization of intangibles and other assets	4.0	3.0
Share-based compensation	3.3	3.2
Other non-cash items	3.7	0.8
Deferred income taxes	(0.6)	(1.1)
Change in operating assets and liabilities, net of business acquisitions	4.7	3.4
Net cash provided by operating activities	47.9	38.6

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of business, net of cash acquired	–	(0.2)
Purchase of property, plant and equipment	(11.4)	(10.2)
Additions to gaming operations equipment	(13.5)	(14.8)
Investment and advances in royalties, licensed technologies, patents and trademarks, net of business acquisitions	(1.1)	(1.4)
Net cash used in investing activities	(26.0)	(26.6)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received on exercise of stock options	0.7	6.3
Tax benefit from exercise of stock options	0.2	2.5
Purchase of treasury stock	(13.4)	–
Net cash (used in) provided by financing activities	(12.5)	8.8
Effect of Exchange Rates on Cash	(0.7)	3.0

INCREASE IN CASH AND CASH EQUIVALENTS	8.7	23.8
CASH AND CASH EQUIVALENTS, beginning of period	100.8	37.2
CASH AND CASH EQUIVALENTS, end of period	$109.5	$61.0

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WMS Industries Reports Fiscal First Quarter Results, 10/27/2008                                              page 10

WMS INDUSTRIES INC.
Supplemental Data – Earnings per Share
(in millions of U.S. dollars and millions of shares, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2008	2007

Net income	$15.7	$11.1
After tax interest expense and amortization of issuance cost on convertible subordinated notes	0.5	0.5
Diluted earnings (numerator)	$16.2	$11.6

Basic weighted average common shares outstanding	49.9	49.8
Dilutive effect of stock options	1.2	2.1
Dilutive effect of restricted common stock and warrants	0.2	0.2
Dilutive effect of convertible subordinated notes	8.7	8.7
Diluted common stock and common stock equivalents (denominator)	60.0	60.8

Basic net income per share of common stock	$0.31	$0.22
Diluted net income per share of common stock and common stock equivalents	$0.27	$0.19

Supplemental Data – Reconciliation of Net Income to Adjusted EBITDA
(in millions of U.S. dollars)
(unaudited)

	Three Months Ended September 30,
	2008	2007

Net income	$15.7	$11.1

Net income	$15.7	$11.1
Provision for income taxes	8.7	5.8
Interest expense	0.9	1.0
Depreciation	17.1	18.2
Amortization of intangibles and other assets	4.0	3.0
Share-based compensation	3.3	3.2
Adjusted EBITDA	$49.7	$42.3

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and share-based compensation) is a supplemental non-GAAP financial metric used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA provides additional useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with U.S. generally accepted accounting principles. All companies do not calculate Adjusted EBITDA in necessarily the same manner, and WMS’ presentation may not be comparable to those presented by other companies.

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